Exhibit 8.1

SIDLEY AUSTIN LLP 555 WEST FIFTH STREET LOS ANGELES, CA 90013 +1 213 896 6000 +1 213 896 6600 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA FOUNDED 1866	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

September 1, 2021

By Email

c/o CA Healthcare Acquisition Corp.

99 Summer Street, Suite 200

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel to CA Healthcare Acquisition Corp., a Delaware corporation, (“CAH”), in connection with the Merger, as defined in the Agreement and Plan of Merger by and among LumiraDx Limited, a Cayman Islands exempted company limited by shares with company number 314391 (the “Company”), LumiraDx Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and CAH, dated as of April 6, 2021, as amended on August 19th, 2021 and August 27th, 2021 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into CAH, with CAH surviving the Merger as a wholly owned subsidiary of the Company. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth below:

(a) we have examined and relied upon the Registration Statement on Form F-4 of the Company, dated as of August 27, 2021 (File No. 333-257745) (as amended through the date hereof, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Merger Agreement (including all exhibits and attachments thereto), the tax representation letters of CAH and the Company and Merger Sub (respectively) dated as of the date hereof (the “Representation Letters” and, together with the Merger Agreement, the Registration Statement and the Transaction Documents, the “Combination Documents”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the genuineness of signatures, (vi) the due authorization, execution and delivery of the Combination Documents, (vii) the valid existence and good standing of all parties to the Combination Documents, and (viii) the validity, binding effect, and enforceability of the Combination Documents;

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

(c) we have assumed, with your permission, and are relying on without independent investigation, that (i) all covenants, representations and other undertakings set forth in the Combination Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Merger Agreement have been or will be consummated in accordance with the terms thereof and applicable corporation laws (including the DGCL), (iii) none of the terms and conditions contained in the Merger Agreement have been or will be waived or modified, (iv) aside from the Combination Documents, there are no other written or oral agreements or arrangements between the parties regarding the Merger and (v) not more than fifty percent (50%) of the assets of CAH will be used to redeem shares of common stock of CAH in contemplation of, or in connection with, the Merger;

(d) we have examined and relied upon, and have assumed, without independent investigation or inquiry, the accuracy of (at the Effective Time), all statements regarding factual matters, representations, warranties and covenants contained in the Combination Documents and the statements made in the certificates of officers and representatives of CAH, the Company and Merger Sub delivered to us, including the Representation Letters, and with respect to any statements, representations and warranties in any of the foregoing that are made “to the knowledge of” or based on the “belief” or “intent” of CAH, the Company, Merger Sub or any other person, or that are similarly qualified, we have assumed that such statements, representations and warranties are accurate, in each case without such qualification, and, as to all matters for which a person or entity has represented that such person or entity does not have any plan or intention, we have assumed that there is no such plan or intention; and

(e) we have assumed that, pursuant to the Merger Agreement, CAH, the Company and Merger Sub will treat the Merger for United States federal income tax purposes, and will report the Merger on their respective United States federal income tax returns (to the extent applicable), in a manner consistent with the opinion set forth below.

No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing, the limitations, qualifications and assumptions set forth herein, and the discussion in the Registration Statement under the heading “CERTAIN MATERIAL INCOME TAX CONSIDERATIONS—Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger— Characterization of the Merger,” we are of the opinion that under current United States federal income tax law, it is more likely than not that: (a) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and (b) the Company will be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger, other than a transfer by a shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of the Company immediately following the Merger that does not enter into a five-year agreement with the Internal Revenue Service, in the form provided in Treasury Regulations Section 1.367(a)-8(c), to recognize gain under certain circumstances.

Assuming the correctness of the conclusions set forth in clauses (a) and (b) of the preceding paragraph, and, if applicable, the “five-percent transferee shareholder” files a gain recognition agreement and no triggering event with respect to such gain recognition agreement occurs, the United States federal income tax consequences for holders of shares of CAH Common Stock and CAH Warrants (other than the Sponsor Warrants) who receive Company Common Shares in exchange for their shares of CAH Common Stock or whose CAH Warrants are assigned to, and assumed by, the Company, pursuant to the Merger will be as follows:

•	no gain or loss will be recognized;

•	the aggregate basis of the Company Common Shares received in the Merger will be the same as the aggregate basis of the CAH Common Stock for which they are exchanged;

•

the aggregate basis of the warrants exercisable for Company Common Shares will be the same as the aggregate basis of the CAH Warrants that were assigned to, and assumed by, the Company from the Effective Time; and

•

the holding period of the Company Common Shares and the warrants exercisable for Company Common Shares received pursuant to the Merger will be the same as the holding period of the shares of CAH Common Stock and the CAH Warrants, respectively, for which they are exchanged.

This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that such laws, Treasury Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

We inform you that any United States federal income tax advice contained in this opinion is limited solely to the United States federal income tax issues addressed in the opinion. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Merger under the laws of the United States or any state or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the transactions, or on any issue relating to CAH, the Company or Merger Sub or, in each case, to any investment therein or under any other law.

The opinions set forth above are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law or interpretations thereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances or the law, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event or development.

This opinion letter is rendered only to CAH in connection with the Merger and may be relied upon by the Company. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person or entity for any purpose without our prior written consent.

We consent to filing this opinion as an exhibit to the Registration Statement and to the reference to Sidley Austin LLP and this opinion in the Registration Statement under the heading “CERTAIN MATERIAL INCOME TAX CONSIDERATIONS—Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger— Characterization of the Merger.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Sidley Austin LLP

Sidley Austin LLP